Exhibit 10.11

EXCHANGE AGREEMENT

EXCHANGE AGREEMENT (the “Agreement”), dated as of July 13, 2007, among Apollo Global Management, LLC, a Delaware limited liability company, Apollo Principal Holdings I, L.P., a Delaware limited partnership, Apollo Principal Holdings II, L.P., a Delaware limited partnership, Apollo Principal Holdings III, L.P., a Cayman Islands exempted limited partnership, Apollo Principal Holdings IV, L.P., a Cayman Islands exempted limited partnership, Apollo Management Holdings, L.P., a Delaware limited partnership, and the Apollo Principal Holders (as defined herein) from time to time that are party hereto.

WHEREAS, the parties hereto desire to provide for the exchange of certain AOG Units for Class A Shares, on the terms and subject to the conditions set forth herein;

WHEREAS, the right to exchange AOG Units set forth in Section 2.1(a) below, once exercised, represents a several, and not a joint and several, obligation of Apollo Principal Partnerships (on a pro rata basis), and no Apollo Principal Partnership shall have any obligation or right to acquire any part of the partnership interest issued by another Apollo Principal Partnership;

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 DEFINITIONS.

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“A Exchange” has the meaning set forth in Section 2.1(a)(i) of this Agreement.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“AMH” means Apollo Management Holdings, L.P., a limited partnership formed under the laws of the State of Delaware, and any successor thereto.

“AOG Unit” shall have the meaning given to the term “Operating Group Unit” in the Shareholders Agreement.

“APO Corp.” means APO Corp., a corporation formed under the laws of the State of Delaware, and any successor thereto.

“APO LLC” means APO Asset Co, LLC., a limited liability company formed under the laws of the State of Delaware, and any successor thereto.

“Apollo Operating Group” shall have the meaning given to such term in the Shareholders Agreement.

“Apollo Principal I” means Apollo Principal Holdings I, L.P., a limited partnership formed under the laws of the State of Delaware, and any successor thereto.

“Apollo Principal II” means Apollo Principal Holdings II, L.P., a limited partnership formed under the laws of the State of Delaware, and any successor thereto.

“Apollo Principal III” means Apollo Principal Holdings III, L.P., an exempted limited partnership formed under the laws of the Cayman Islands, and any successor thereto.

“Apollo Principal IV” means Apollo Principal Holdings IV, L.P., an exempted limited partnership formed under the laws of the Cayman Islands, and any successor thereto.

“Apollo Principal Holder” means each Person that is as of the date of this Agreement or thereafter becomes from time to time a limited partner of each of the Apollo Principal Partnerships pursuant to the terms of the Apollo Principal Partnership Agreements, other than (i) the Issuer and (ii) for the avoidance of doubt APO Corp., APO LLC and their respective subsidiaries.

“Apollo Principal Partnership Agreements” means, collectively, the Amended and Restated Limited Partnership Agreement of Apollo Principal I dated as of the date hereof, the Agreement of Limited Partnership Agreement of Apollo Principal II dated as of the date hereof, the Amended and Restated Exempted Limited Partnership Agreement of Apollo Principal III dated as of the date hereof the Amended and Restated Exempted Limited Partnership Agreement of Apollo Principal IV dated as of the date hereof, the Amended and Restated Limited Partnership Agreement of AMH dated as of April 19, 2007, and the partnership agreement of any other partnership formed after the date hereof that becomes an Apollo Principal Partnership, as each may be amended, supplemented or restated from time to time.

“Apollo Principal Partnerships” means, collectively, Apollo Principal I, Apollo Principal II, Apollo Principal III, Apollo Principal IV, AMH, and any other partnership formed after the date hereof that has executed and delivered a joinder agreement hereto.

“AP Professional” means AP Professional Holdings, L.P., an exempted limited partnership formed under the laws of the Cayman Islands.

“AP Professional Partnership Agreement” means the Second Amended and Restated Limited Partnership Agreement of AP Professional dated as of the date hereof, as may be amended, supplemented or restated from time to time.

“B Exchange” has the meaning set forth in Section 2.1(a)(ii) of this Agreement.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

“Charity” means any organization that is organized and operated for a purpose described in Section 170(c) of the Code (determined without reference to Section 170(c)(2)(A) of the Code) and described in Sections 2055(a) and 2522 of the Code.

“Class A Shares” means the Class A Shares of the Issuer representing Class A limited liability company interests of the Issuer and any equity securities issued or issuable in exchange for or with respect to such Class A Shares (i) by way of a dividend, split or combination of shares or (ii) in connection with a reclassification, recapitalization, merger, consolidation or other reorganization.

“Code” means the Internal Revenue Code of 1986, as amended.

“Delaware Arbitration Act” has the meaning set forth in Section 3.8(d) of this Agreement.

“Exchange Rate” means the number of Class A Shares for which an AOG Unit is entitled to be exchanged. On the date of this Agreement, the Exchange Rate shall be 1 for 1subject to adjustments as provided in Section 2.4.

“Governing Body” means the manager of the Issuer, so long as one exists, and thereafter the Board of Directors of the Issuer.

“Issuer” means Apollo Global Management, LLC, a limited liability company formed under the laws of the State of Delaware, and any successor thereto.

“Issuer Operating Agreement” means the Amended and Restated Limited Liability Company Agreement of the Issuer dated as of the date hereof, as such agreement may be amended, supplemented or restated from time to time.

“Insider Trading Policy” means the Insider Trading Policy of the Issuer applicable to the directors and executive officers of the Issuer or its manager, as such Insider Trading Policy may be amended from time to time.

“Person” shall be construed broadly and includes any individual, corporation, partnership, firm, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Issuer.

“Quarterly Exchange Date” means, for each Quarter, unless the Issuer cancels such Quarterly Exchange Date pursuant to Section 2.8 hereof, the date that is the later to occur of either: (1) the second Business Day after the date on which the Issuer makes a public news release of its quarterly earnings for the prior Quarter or (2) the first day of such Quarter that directors and executive officers of the Issuer or its manager are permitted to trade under the Insider Trading Policy.

“Sale Transaction” has the meaning set forth in Section 2.8 of this Agreement.

“Shareholders Agreement” means the Shareholders Agreement, dated as of the date hereof, among the Issuer, AP Professional and the other parties thereto.

“Transfer Agent” means such bank, trust company or other Person as shall be appointed from time to time by the Issuer pursuant to the Issuer Operating Agreement to act as registrar and transfer agent for the Class A Shares.

ARTICLE II

EXCHANGE OF AOG UNITS

SECTION 2.1 EXCHANGE OF AOG UNITS.

(a) Subject to adjustment as provided in this Article II, the provisions of the Apollo Principal Partnership Agreements and the Issuer Operating Agreement, each Apollo Principal Holder shall be entitled to exchange AOG Units held by such Apollo Principal Holder on any Quarterly Exchange Date as follows:

(i) For the purpose of making a gratuitous transfer to any Charity, an Apollo Principal Holder may surrender AOG Units to the Issuer in exchange for the delivery by the Issuer of a number of Class A Shares equal to the product of the number of AOG Units surrendered multiplied by the Exchange Rate (such exchange, an “A Exchange”); or

(ii) An Apollo Principal Holder may surrender AOG Units to the Apollo Principal Partnerships in exchange for the delivery by the Apollo Principal Partnerships of a number of Class A Shares equal to the product of such number of AOG Units surrendered multiplied by the Exchange Rate (such exchange, a “B Exchange”).

(b) On the Quarterly Exchange Date that AOG Units are surrendered for exchange, all rights of the exchanging Apollo Principal Holder as holder of such AOG Units shall cease, and such exchanging Apollo Principal Holder shall be treated for all purposes as having become the Record Holder (as defined in the Issuer Operating Agreement) of such Class A Shares and shall be admitted as a Member (as defined in the Issuer Operating Agreement) of the Issuer in accordance and upon compliance with the Issuer Operating Agreement.

(c) For the avoidance of doubt, any exchange of AOG Units shall be subject to the provisions of the Apollo Principal Partnership Agreements, including the issuance of additional units of each of the Apollo Principal Partnerships to APO Corp and APO LLC, as applicable, in respect of the contribution of Class A Shares, by APO Corp. and APO LLC to the Apollo Principal Partnerships.

(d) Notwithstanding anything in this Agreement to the contrary, no Apollo Principal Holder may exchange any AOG Units held by it pursuant to this Agreement except at the same time and to the same extent that the Person on whose behalf it is requesting such exchange would be entitled to effect transfers of his Pecuniary Interests (as defined in the Shareholders Agreement) under Section 2.2 of the Shareholders Agreement.

(e) Each exchange shall be made by the Apollo Principal Partnerships ratably based on their relative values on the applicable Quarterly Exchange Date.

SECTION 2.2 EXCHANGE PROCEDURES.

(a) An Apollo Principal Holder may exercise the right to exchange AOG Units set forth in Section 2.1(a) above by providing a written notice of exchange at least sixty (60) days prior to the applicable Quarterly Exchange Date to:

(i) in the case of an A Exchange, the Issuer substantially in the form of Exhibit A hereto, and

(ii) in the case of a B Exchange, each of the Apollo Principal Partnerships substantially in the form of Exhibit B hereto,

in each case, executed by such holder or such holder’s duly authorized attorney in respect of the AOG Units to be exchanged, and delivered during normal business hours at the principal executive offices of the Issuer or the Apollo Principal Partnerships, as applicable.

(b) As promptly as practicable following the surrender for exchange of AOG Units in the manner provided in this Article II, the Issuer, in the case of an A Exchange, or the Apollo Principal Partnerships, in the case of a B Exchange, shall deliver or cause to be delivered at the principal executive offices of the Issuer or at the office of the Transfer Agent the number of Class A Shares issuable upon such exchange, issued in the name of such exchanging Apollo Principal Holder.

(c) The Issuer, in the case of an A Exchange, or the Apollo Principal Partnerships in the case of a B Exchange, may adopt reasonable procedures for the implementation of the exchange provisions set forth in this Article II, including, without limitation, procedures for the giving of notice of an election for exchange. Further, the Apollo Principal Partnerships will coordinate with the Issuer, APO Corp. and APO LLC to guarantee that each Apollo Principal Partnership will have sufficient Class A Shares to meet such Apollo Principal Partnership’s obligation to deliver Class A Shares in exchange of AOG Units on each Quarterly Exchange Date. This will be accomplished by APO Corp. purchasing such Class A Shares from the Issuer, provided, that, if there is insufficient cash for such purchase, then such purchase may be made through delivery of a note or otherwise, such that the acquisition of Class A Shares is by way of purchase pursuant to Section 1001 of the Code.

SECTION 2.3 BLACKOUT PERIODS AND OWNERSHIP RESTRICTIONS.

Notwithstanding anything to the contrary, an Apollo Principal Holder shall not be entitled to exchange AOG Units, and the Issuer and the Apollo Principal Partnerships shall have the right to refuse to honor any request for exchange of AOG Units, (i) at any time upon such request, if the Issuer or the Apollo Principal Partnerships shall determine, based on the advice of counsel (which may be inside counsel), that there may be material non-public information that may affect the trading price per Class A Share at such time, provided, however, that this shall not restrict (a) any Apollo Principal Holder from exchanging AOG Units if it is anticipated that the material non-public information will become public prior to the date such Apollo Principal Holder sells the Class A Shares; or (b) any exchange or sale of Class A Shares pursuant to a Rule 10b5-1 plan that was put in place by an Apollo Principal Holder when such Apollo Principal Holder was not in possession of material non-public information about the Issuer and its subsidiaries, (ii) if such exchange would be prohibited under applicable law or regulation, or (iii) unless the Governing Body provides its prior written consent, which consent shall not be unreasonably withheld, if the individual Apollo Principal Holder, at the time of such request for exchange, is, for U.S. federal income tax purposes, a holder of equity securities issued by the Issuer.

SECTION 2.4 SPLITS, DISTRIBUTIONS AND RECLASSIFICATIONS.

If there is: (1) any subdivision (by split, distribution, reclassification, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of the AOG Units it shall be accompanied by an identical subdivision or combination of the Class A Shares; or (2) any subdivision (by split, distribution, reclassification, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of the Class A Shares it shall be accompanied by an identical subdivision or combination of the AOG Units. In the event of a reclassification or other similar transaction as a result of which the Class A Shares are converted into another security, then an Apollo Principal Holder shall be entitled to receive upon exchange the amount of such security that such Apollo Principal Holder would have received if such exchange had occurred immediately prior to the effective date of such reclassification or other similar transaction. Except as may be required in the immediately preceding sentence, no adjustments in respect of distributions shall be made upon the exchange of any AOG Unit.

SECTION 2.5 CLASS A SHARES TO BE ISSUED.

The Issuer covenants that if any Class A Shares require registration with or approval of any governmental authority under any United States federal or state law before such Class A Shares may be issued upon exchange pursuant to this Article II, the Issuer shall use commercially reasonable efforts to cause such Class A Shares to be duly registered or approved, as the case may be. The Issuer shall use commercially reasonable efforts to list the Class A Shares required to be delivered upon exchange prior to such delivery upon each national securities exchange or inter—dealer quotation system upon which the outstanding Class A Shares may be listed or traded at the time of such delivery. Nothing contained herein shall be construed to preclude the Issuer or the Apollo Principal Partnership from satisfying their obligations in respect of the exchange of the AOG Units by delivery of Class A Shares which are held in the treasury of the Issuer or the Apollo Principal Partnership or any of their subsidiaries.

SECTION 2.6 TAXES.

The delivery of Class A Shares upon exchange of AOG Units shall be made without charge to the Apollo Principal Holder for any stamp or other similar tax in respect of such issuance.

SECTION 2.7 DISPOSITION OF CLASS A SHARES ISSUED.

An Apollo Principal Holder shall only request an exchange under this Agreement pursuant to a transaction to sell its economic interest in the AOG Units exchanged, and the Class A Shares received. To that end, an Apollo Principal Holder requesting an exchange under this Agreement covenants to use reasonable best efforts to sell or otherwise dispose of any Class A Shares received in such an exchange as promptly as practicable after the receipt thereof taking into account the circumstances surrounding such proposed sale or disposition. Any Apollo Principal Holder, other than AP Professional, that is unable to sell or otherwise dispose of such Class A Shares in a prompt manner as set forth in the preceding sentence (but in any event, within ten (10) days) shall cause all such Class A Shares to be transferred immediately to a partnership, trust or other entity (other than an entity disregarded as an entity separate from its parent for United States federal income tax purposes). The Governing Body acknowledges that one or more events, such as an underwriter cutback, the unavailability of a registration, the possession of material non-public information, or general market dislocation may affect the timing of a proposed sale or disposition following an exchange.

SECTION 2.8 SUBSEQUENT OFFERING.

The Issuer may from time to time provide the opportunity for Apollo Principal Holders to sell AOG Units to the Issuer, the Apollo Principal Partnerships or any of their subsidiaries for cash proceeds (a “Sale Transaction”); provided, that no Sale Transaction shall occur unless the Issuer cancels the nearest Quarterly Exchange Date scheduled to occur in the same fiscal year of the Issuer as such Sale Transaction. An Apollo Principal Holder selling AOG Units in connection with a Sale Transaction must provide notice to Issuer at least thirty (30) days prior to the cash settlement of such Sale Transaction in respect of the AOG Units to be sold, in each case delivered during normal business hours at the principal executive offices of the Issuer. For the avoidance of doubt, the total aggregate number of Quarterly Exchange Dates and Sale Transactions occurring during any fiscal year of the Issuer shall not exceed four (4).

ARTICLE III

GENERAL PROVISIONS

SECTION 3.1 AMENDMENT.

(a) The provisions of this Agreement may be amended by the affirmative vote or written consent of each of the Apollo Principal Partnerships and, by the affirmative vote or written consent of the holders of at least a majority of the interests of the AOG Units (excluding AOG Units held by the Issuer, APO LLC and APO Corp. or any of their respective subsidiaries); provided that any matter relating solely to A Exchanges shall also require the consent of the Issuer.

(b) Each Apollo Principal Holder hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or written consent of less than all of the Apollo Principal Holders, such action may be so taken upon the concurrence of less than all of the Apollo Principal Holders and each Apollo Principal Holder shall be bound by the results of such action.

SECTION 3.2 ADDRESSES AND NOTICES.

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax, by electronic mail (delivery receipt requested) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be as specified in a notice given in accordance with this Section 3.2):

(a) If to the Issuer, to:

Apollo Global Management, LLC

9 West 57th Street, 43rd Floor

New York, New York 10019

Attention: John J. Suydam, Esq.

Electronic Mail: jsuydam@apollolp.com

with a copy to:

O’Melveny & Myers LLP

Times Square Tower

7 Times Square

New York, NY 10036

Attention: Harvey Eisenberg, Esq.

Electronic Mail: heisenberg@omm.com

(b) If to any Apollo Principal Partnership:

c/o Apollo Global Management, LLC

9 West 57th Street, 43rd Floor

New York, New York 10019

Attention: John J. Suydam, Esq.

Electronic Mail: jsuydam@apollolp.com

with a copy to:

O’Melveny & Myers LLP

Times Square Tower

7 Times Square

New York, NY 10036

Attention: Harvey Eisenberg, Esq.

Electronic Mail: heisenberg@omm.com

(c) If to any Apollo Principal Holder, to the address set forth on Schedule I.

SECTION 3.3 FURTHER ACTION.

The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

SECTION 3.4 BINDING EFFECT.

(a) This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, executors, administrators, heirs, legal representatives and assigns.

(b) No Apollo Principal Holder shall transfer AOG Units to any Person, who is not a party to this Agreement without first obtaining an agreement from such Person to be a party to this Agreement as an Apollo Principal Holder; provided that the foregoing condition shall not apply to transfers of AOG Units to the Issuer, APO Corp., APO LLC or any of their respective subsidiaries or to any Apollo Principal Partnerships.

(c) The Issuer shall cause any Person who hereafter becomes a member of the Apollo Operating Group to execute an agreement to be a party to this Agreement as an Apollo Principal Partnership.

SECTION 3.5 SEVERABILITY.

If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 3.6 INTERACTION.

This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

SECTION 3.7 WAIVER.

No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

SECTION 3.8 SUBMISSION TO JURISDICTION: WAIVER OF JURY TRIAL.

(a) Any and all disputes which cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) shall be finally settled by arbitration conducted by a single arbitrator in New York in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the dispute fail to agree on the selection of an arbitrator within thirty (30) days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.

(b) Notwithstanding the provisions of paragraph (a) in the case of matters relating to an A Exchange, the Issuer may bring, and in the case of matters relating to a B Exchange, the Apollo Principal Partnerships may cause any Apollo Principal Partnership to bring, on behalf of the Issuer or such Apollo Principal Partnership or on behalf of one or more Apollo Principal Holders, an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), each Apollo Principal Holder (i) expressly consents to the application of paragraph (c) of this Section 3.8 to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the Issuer, in the case of matters relating to an A Exchange and the Apollo Principal Partnerships, in the case of matters relating to a B Exchange, as such Apollo Principal Holder’s agents for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise such Apollo Principal Holders of any such service of process, shall be deemed in every respect effective service of process upon the Apollo Principal Holders in any such action or proceeding.

(c) (i) EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN NEW YORK, NEW YORK FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF THIS SECTION 3.8, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the forum designated by this paragraph (c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another.

(ii) The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in the preceding paragraph of this Section 3.8 and such parties agree not to plead or claim the same.

(d) Notwithstanding any provision of this Agreement to the contrary, this Section 3.8 shall be construed to the maximum extent possible to comply with the laws of the State of Delaware, including the Delaware Uniform Arbitration Act (10 Del. C. § 5701 et seq.) (the “Delaware Arbitration Act”). If, nevertheless, it shall be determined by a court of competent jurisdiction that any provision or wording of this Section 3.8, including any rules of the International Chamber of Commerce, shall be invalid or unenforceable under the Delaware Arbitration Act, or other applicable law, such invalidity shall not invalidate all of this Section 3.8. In that case, this Section 3.8 shall be construed so as to limit any term or provision so as to make it valid or enforceable within the requirements of the Delaware Arbitration Act or other applicable law, and, in the event such term or provision cannot be so limited, this Section 3.8 shall be construed to omit such invalid or unenforceable provision.

SECTION 3.9 COUNTERPARTS.

This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 3.9.

SECTION 3.10 TAX TREATMENT.

To the extent this Agreement imposes obligations upon a particular Apollo Principal Partnership, APO LLC or APO Corp., this Agreement shall be treated as part of the relevant Apollo Principal Partnership Agreement as described in Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations. As required by the Code and the Treasury Regulations, the parties shall report any A Exchange consummated hereunder, as a tax-free contribution of AOG Units pursuant to Section 721 of the Code. As required by the Code and the Treasury Regulations, the parties shall report any B Exchange consummated hereunder, (a) as a taxable sale to APO Corp., or any other corporate general partner of the respective Apollo Principal Partnership, of AOG Units by an Apollo Principal Holder in the case of an exchange with any Apollo Principal Partnership in which APO Corp. or another corporation is the general partner, and (b) in the case of any Apollo Principal Partnership in which APO LLC, or another flow-through entity is the general partner, as a tax-free exchange of AOG Units. No party shall take a contrary position on any income tax return, amendment thereof or communication with a taxing authority unless otherwise required by applicable law.

SECTION 3.11 APPLICABLE LAW.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

APOLLO GLOBAL MANAGEMENT, LLC

By:	AGM Management, LLC
its Manager

By:	BRH Holdings GP, Ltd.
its Sole Member

By:	/s/ John J. Suydam
John J. Suydam Vice President

APOLLO PRINCIPAL HOLDINGS I L.P.

By:	Principal Holdings I GP, LLC its General Partner

By:	/s/ John J. Suydam
John J. Suydam Vice President and Secretary

APOLLO PRINCIPAL HOLDINGS II L.P.

By:	Principal Holdings II GP, LLC its General Partner

By:	/s/ John J. Suydam
John J. Suydam Vice President and Secretary

[Exchange Agreement]

APOLLO PRINCIPAL HOLDINGS III L.P.

By:	Principal Holdings III GP, LLC its General Partner

By:	/s/ John J. Suydam
John J. Suydam Vice President and Secretary

APOLLO PRINCIPAL HOLDINGS IV L.P.

By:	Principal Holdings IV GP, LLC its General Partner

By:	/s/ John J. Suydam
John J. Suydam Vice President and Secretary

APOLLO MANAGEMENT HOLDINGS, L.P.

By:	Apollo Management Holdings GP, LLP its General Partner

By:	/s/ John J. Suydam
John J. Suydam Vice President and Secretary

AP PROFESSIONAL HOLDINGS, L.P.

By:	BRH Holdings GP, Ltd. its General Partner

By:	/s/ John J. Suydam
John J. Suydam Vice President

[Exchange Agreement]